Exhibit 99.1

Sohu.com Special Committee Retains Financial Advisor and Legal Counsel

BEIJING, July 14, 2017 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group (“Sohu” or the “Company”), today announced that the special committee (the “Special Committee”) of the Company’s board of directors has retained Citigroup Global Markets Inc. as its financial advisor and Shearman & Sterling as its United States legal counsel in connection with its review and evaluation of the previously-announced non-binding proposal (the “Proposal”) that the board of directors of the Company’s majority-owned subsidiary Changyou.com Limited (NASDAQ: CYOU) (“Changyou”) received on May 22, 2017 from Dr. Charles Zhang, the Chairman and Chief Executive Officer of the Company and the Chairman of the Board of Changyou, for the acquisition of all outstanding shares in Changyou, including shares represented by American depositary shares, by an acquisition vehicle to be formed by Dr. Zhang.

The Special Committee is continuing its review and evaluation of the Proposal. There can be no assurance that any definitive offer relating to the Proposal will be made to Changyou, that any definitive agreement relating to the Proposal will be entered into by Changyou and by the Company, or that a transaction based on the Proposal or any other similar transaction will be consummated.

Safe Harbor Statement

This announcement may contain forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. The Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

The Company also cautions you that the Proposal is non-binding and incomplete, and that neither the Special Committee nor the special committee appointed by Changyou’s board of directors to review and evaluate the Proposal on behalf of Changyou has made any decision with respect to the Company’s or Changyou’s response to the Proposal. There can be no assurance that any definitive offer relating to the Proposal will be made to Changyou, that any definitive agreement relating to the Proposal will be entered into by Changyou and by the Company, or that a transaction based on the Proposal or any other similar transaction will be consummated.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com